UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 9, 2015

Ultragenyx Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36276	27-2546083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Leveroni Court, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 483-8800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 9, 2015, Ultragenyx Pharmaceutical Inc. (the “Company”) executed Addendum #4 (the “Amendment”) to the Standard Lease, dated as of July 1, 2011, between the Company and Condiotti Enterprises, Inc. (“Condiotti Enterprises”), which was previously amended by that certain Addendum One dated on or about July 1, 2011 (“Addendum One”) and that Certain Addendum Two dated on or about March 7, 2012 and that certain Addendum #3 effective February 12, 2014 (as so amended, the “Lease”). The Amendment amends the Lease by adding to the Company’s existing premises (i.e., the entire building located at 60 Leveroni Court, Novato, California) approximately 20,000 square feet, comprising the entire building located at 52 Leveroni Court and consisting of approximately 16,800 square feet of office space and 3,500 square feet of warehouse space (the “52 Expansion Space”).

The rental term for the 52 Expansion Space shall commence on May 1, 2015 and expire on April 30, 2019, unless extended as permitted by the Amendment. The Amendment provides that the base monthly rent for the 52 Expansion Space shall be approximately $26,600; the base monthly rent for the 52 Expansion Space shall be increased annually (beginning on the first anniversary of the commencement date) in accordance with the terms of the Lease.

The Company intends to install leasehold improvements to the 52 Expansion Space and is required per the terms of the Amendment to post a letter of credit in the amount of approximately $425,000 for the benefit of Condiotti Enterprises. The Company will also increase the letter of credit under the Lease by an amount equal to $286,790, which increases the amount under the letter of credit to $762,072. The Company will also extend insurance coverages required by the Lease to the 52 Expansion Space.

The foregoing description of the Amendment is qualified in its entirety by reference to Addendum #4 To The Lease By and Between Condiotti Enterprises, Inc. and Ultragenyx Pharmaceutical Inc. filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Addendum #4 To The Lease By and Between Condiotti Enterprises, Inc. and Ultragenyx Pharmaceutical Inc.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2015	Ultragenyx Pharmaceutical Inc.

	By:	/s/ Shalini Sharp
Shalini Sharp
Senior Vice President, Chief Financial Officer